Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports: (1) dated March 15, 2009, relating to the financial statements of Brookfield Infrastructure Partners L.P. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, (2) dated March 15, 2009 relating to the consolidated and combined financial statements of Brookfield Infrastructure L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of 100% of the assets and liabilities of the transmission division of Great Lakes Power Limited on March 12, 2008 which was accounted for as a reorganization of the entities under common control, and have been presented giving retroactive effect to the transaction for all periods presented), (3) dated January 27, 2009 relating to the financial statements of Island Timberlands Limited Partnership appearing in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2008 and (4) dated December 18, 2009 relating to the balance sheet of Brookfield Infrastructure Partners Limited as at December 31, 2008 appearing on the Company’s Form 6-K filed on December 22, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

December 22, 2009

Exh. 23.1-1